As filed with the Securities and Exchange Commission on August 4, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORKIVA INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-2509828
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2900 University Boulevard
Ames, Iowa 50010
(888) 275-3125
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Workiva Inc. 2014 Equity Incentive Plan
(Full title of plans)

Julie Iskow
Chief Executive Officer
2900 University Boulevard
Ames, Iowa 50010
(888) 275-3125
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Brandon E. Ziegler Chief Legal and Administrative Officer 2900 University Boulevard Ames, Iowa 50010 (888) 275-3125
    Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

WORKIVA INC.
REGISTRATION STATEMENT ON FORM S-8

Incorporation by Reference of Earlier Registration Statement on Form S-8
The Registrant has earlier filed registration statements on Form S-8 relating to the 2014 Equity Incentive Plan (File Nos. 333-200975, 333-212869, 333-226647, 333-266705 and 333-281178) (the “Earlier Registration Statements”). This Registration Statement registers additional shares for offering pursuant to such plan. Subject to Item 3 of Part II of this Registration Statement and except as modified or superseded herein, the contents of the Earlier Registration Statements are incorporated herein by reference.

PART I
Information Required in the Section 10(a) Prospectus

    The information specified in this Part I will be sent or given to participants and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
Information Required in the Registration Statement
Item 3. Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)    The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the information specifically incorporated by reference into the Annual Report on Form 10-K from the Registrant's Definitive Proxy Statement for the 2026 Annual Meeting of Stockholders;
(b)    The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026;
(c)    The Registrant's Current Reports on Form 8-K filed on January 28, 2026, May 5, 2026, and June 2, 2026; and
(d)     The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-36773) filed with the Commission on December 5, 2014, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), updated by the description of the Registrant’s capital stock contained in Exhibit 4.04 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, and any and all amendments or reports filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Sections 145 and 102(b)(7) of the Delaware General Corporation Law authorize a court to award, or a corporation’s board of directors to grant, indemnity to its directors and officers under certain circumstances and subject to certain limitations. The terms of Sections 145 and 102(b)(7) of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director or officer, except liability for the following:
•any breach of the director’s or officer's duty of loyalty to the Registrant or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law with respect to directors;
•any transaction from which the director or officer derived an improper personal benefit; or
•with respect to officers, any action by or in the right of the Registrant.
The Registrant’s bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and that the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, the Registrant’s bylaws also require the Registrant to advance expenses as incurred by its directors and officers for the defense of any action for which indemnification is required or permitted. In addition, under the Delaware General Corporation Law, the Registrant may be required to indemnify its directors and officers under certain other circumstances.
In addition to the indemnification under the Registrant’s certificate of incorporation and bylaws, the Registrant has entered into separate indemnification agreements with its directors and executive officers. These agreements, among other things, provide that the Registrant will indemnify its directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of such person’s services as one of the Registrant’s directors or executive officers, or any other company or enterprise to which the person provides services at the Registrant’s request.
The Registrant carries and intends to maintain directors’ and officers’ liability insurance on behalf of each and any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
In addition, certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following documents are filed or incorporated by reference as part of this Form S-8.

Exhibit Number
Exhibit Description
4.1	Workiva Inc. 2014 Equity Incentive Plan (As Amended and Restated May 28, 2026), incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 2, 2026.
5.1	Opinion of Faegre Drinker Biddle & Reath LLP.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to Page S-1 of this Registration Statement).
107	Calculation of Filing Fee Table Form S-8.

Item 9. Undertakings.
A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa, on this 4th day of August, 2026.

WORKIVA INC.

By:	/s/ Julie Iskow
Julie Iskow Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Workiva Inc., a Delaware corporation, do hereby constitute and appoint Julie Iskow and Barbara Larson, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Julie Iskow Julie Iskow	Chief Executive Officer and Director (Principal Executive Officer)	August 4, 2026

/s/ Barbara Larson Barbara Larson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 4, 2026

/s/ Michael M. Crow, Ph.D. Michael M. Crow, Ph.D.	Director	August 4, 2026

/s/ R. Scott Herren R. Scott Herren	Director	August 4, 2026

/s/ Robert H. Herz Robert H. Herz	Director	August 4, 2026

/s/ Astha Malik Astha Malik	Director	August 4, 2026

/s/ Mark S. Peek Mark S. Peek	Director	August 4, 2026

/s/ Suku Radia Suku Radia	Director	August 4, 2026

/s/ Martin J. Vanderploeg Martin J. Vanderploeg, Ph.D.	Director	August 4, 2026

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